Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to Urigen Pharmaceuticals, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statement) dated October 2, 2007, relating to the financial statements of Urigen Pharmaceuticals, Inc. for the year ended June 30, 2007, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Burr Pilger Mayer LLP

/s/ Burr, Pilger Mayer LLP
Palo Alto, CA
October 11, 2007